                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. _)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BRANDYWINE REALTY TRUST
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)     Title of each class of securities to which transaction applies:

                 Common Shares of Beneficial Interest
--------------------------------------------------------------------------------
         (2)     Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
         (4)     Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
         (5)     Total fee paid:

--------------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

--------------------------------------------------------------------------------
         (2)      Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
         (3)      Filing Party:

                  Brandywine Realty Trust
--------------------------------------------------------------------------------
         (4)      Date Filed:

                  April 16, 1999
--------------------------------------------------------------------------------

                             BRANDYWINE REALTY TRUST
                               14 Campus Boulevard
                            Newtown Square, PA 19073
                                 (610) 325-5600


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 18, 1999



To our Shareholders:

         Notice is hereby given that the Annual Meeting of Shareholders of Brandywine Realty Trust, a Maryland real estate investment trust (the "Company"), will be held at The Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania on Tuesday, May 18, 1999, at 11:00 a.m., local time (the "Meeting"), to consider and take action on:

1. The election of seven Trustees to serve as members of the Board of Trustees until the next annual meeting of shareholders and until their successors are elected and qualify.

2. The transaction of such other business as may properly come before the Meeting or any postponement or adjournment thereof.

         The Board of Trustees of the Company has fixed the close of business on April 6, 1999 as the record date for determination of the shareholders of the Company entitled to notice of, and to vote at, the Meeting and any postponement or adjournment thereof.


                                        By order of the Board of Trustees,




                                        Brad A. Molotsky, Secretary

April 13, 1999



WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN YOUR PROXY, AND MAIL IT IN THE STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY. RETURNING THE PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON ON ALL MATTERS BROUGHT BEFORE THE MEETING, BUT WILL HELP ASSURE A QUORUM IF YOU DO NOT ATTEND.

                             Brandywine Realty Trust
                               14 Campus Boulevard
                            Newtown Square, PA 19073
                                 (610) 325-5600


                             PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS


                           To be held on May 18, 1999

Introduction:

         The enclosed proxy is solicited by and on behalf of the Board of Trustees (the "Board of Trustees" or the "Board") of Brandywine Realty Trust (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 18, 1999 at 11:00 a.m., local time, and at any postponement or adjournment thereof (the "Meeting"). This Proxy Statement and the enclosed form of proxy are first being mailed to shareholders of the Company on or about April 16, 1999.

         At the Meeting, the shareholders will be asked to consider and take action on:

         1. The election of seven Trustees to serve as members of the Board of Trustees until the next annual meeting of shareholders and until their successors are elected and qualify.

         2. The transaction of such other business as may properly come before the Meeting or any postponement or adjournment thereof.

         The Board of Trustees has unanimously approved each of the nominees for election to the Board and recommends that the shareholders vote for the election of each nominee at the Meeting.

         The Board of Trustees knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement. If any other matter should be presented at the Meeting for action, the persons named in the accompanying proxy card will vote the proxy in accordance with their best judgment on such matter.

         A shareholder may revoke his or her proxy at any time by executing and returning another proxy of a later date, by written notice to the Company (attention: Brad A. Molotsky, Secretary) at its address above, or by attending the Meeting and voting in person. Attendance at the Meeting will not by itself constitute revocation of a proxy.

         The delivery of this Proxy Statement shall not, under any circumstances, create any implication that the information contained herein is correct after the date hereof, April 13, 1999.

Record Date, Quorum and Vote Required:

         The record date for the determination of shareholders entitled to notice of and to vote at the Meeting is the close of business on April 6, 1999. The presence, in person or by proxy, of holders of Common Shares representing a majority of all votes entitled to be cast at the Meeting will constitute a quorum for the transaction of business at the Meeting. All valid proxies returned will be included in the determination of whether a quorum is present at the Meeting. As of the Record Date, 38,011,655 Common Shares were issued and outstanding. Each Common Share is entitled to one vote on each matter to be voted on at the Meeting. Shareholders have no cumulative voting rights.

         Assuming that a quorum is present, election of Trustees nominated for election at the Meeting requires the vote of a plurality of all votes cast. Common Shares represented by Proxies marked "For" such proposal will be counted in favor of all nominees, except to the extent the Proxy withholds authority to vote for, or indicates a vote against, a specified nominee. Common Shares represented by Proxies marked "Abstain" or withholding authority to vote will not be counted in favor of any nominee. However, because Trustees elected by shareholders are elected by a plurality vote, abstentions will not affect the election of the candidates receiving the most votes. IN THE ABSENCE OF SPECIFIC DIRECTION, COMMON SHARES REPRESENTED BY A PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES.

                              ELECTION OF TRUSTEES

         The Board of Trustees has nominated the following individuals for election as Trustees at the Meeting: Anthony A. Nichols, Sr., Gerard H. Sweeney, Donald E. Axinn, Walter D'Alessio, Warren V. Musser, Charles P. Pizzi and Matthew J. Lustig. Mr. Sweeney was first elected as a Trustee on February 9, 1996. Messrs. Nichols, Musser, D'Alessio and Pizzi were first elected as Trustees on August 22, 1996. Mr. Axinn was first elected a Trustee on October 6, 1998 and Mr. Lustig was first elected a Trustee on April 12, 1999. The Trustees have no reason to believe that any of the foregoing nominees will be unable or unwilling to be a candidate for election at the time of the Meeting. If any nominee is unable or unwilling to serve, the persons named in the proxy will use their best judgment in selecting and voting for a substitute candidate.

         Each individual elected as a Trustee at the Meeting will serve until the next annual meeting of shareholders and until his successor is duly elected and qualified.

         THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS TRUSTEES.

Trustees of the Company

         The following table sets forth certain information with respect to the individuals nominated for election as Trustees of the Company at the Meeting, each of whom has previously been elected to serve for a term expiring at the 1999 annual meeting of shareholders and until his successor is duly elected and qualified:


Name                         Age          Position
----                         ---          --------
Anthony A. Nichols, Sr        59          Chairman of the Board and Trustee
Gerard H. Sweeney.....        42          President, Chief Executive Officer and Trustee
Donald E. Axinn.......        69          Trustee
Walter D'Alessio......        65          Trustee
Warren V. Musser......        72          Trustee
Charles P. Pizzi......        48          Trustee
Matthew J. Lustig.....        38          Trustee

         The following are biographical summaries of the individuals nominated for election as Trustees of the Company at the Meeting:

         Anthony A. Nichols, Sr., Chairman of the Board and Trustee. Mr. Nichols was first elected Chairman of the Board on August 22, 1996. Mr. Nichols founded The Nichols Company ("TNC"), a private real estate development company, through a corporate joint venture with Safeguard Scientifics, Inc. ("SSI") and was President and Chief Executive Officer from 1982 through August 22, 1996. From 1968 to 1982, Mr. Nichols was Senior Vice President of Colonial Mortgage Service Company (now GMAC Mortgage Corporation), a subsidiary of CoreStates Bank, N.A. Mr. Nichols has been a member of the National Association of Real Estate Investment Trusts ("NAREIT"), a member of the Board of Governors of the Mortgage Banking Association and Chairman of the Income Loan Committee of the regional Mortgage Bankers Association. Mr. Nichols also serves on the Board of Directors of CenterCore Inc. and is a member of the National Association of Industrial and Office Parks ("NAIOP"), the Philadelphia Board of Realtors and the Urban Land Institute ("ULI").

         Gerard H. Sweeney, President, Chief Executive Officer and Trustee. Mr. Sweeney was first elected a Trustee on February 9, 1996. Mr. Sweeney has served as President and Chief Executive Officer of the Company since August 8, 1994 and as President since November 9, 1989. Prior to August 8, 1994, Mr. Sweeney served as Vice President of LCOR, Incorporated ("LCOR"), a real estate development firm. Mr. Sweeney was employed by The Linpro Company (a predecessor of LCOR) from 1983 to 1994 and served in several capacities, including Financial Vice President and General Partner. Mr. Sweeney is a member of NAREIT, the ULI, the American Institute of Certified Public Accountants ("AICPA") and the Pennsylvania Institute of Certified Public Accountants ("PICPA").

         Donald E. Axinn, Trustee. Mr. Axinn was elected a Trustee on October 6, 1998. Mr. Axinn is the founder and chairman of the Donald E. Axinn Companies, an investment firm and developer of office and industrial parks throughout the New York metropolitan area. He has published two novels and six books of poetry, serves on the board of The American Academy of Poets, the advisory board for the Poet Laureate, and is Chairman of The Nature Conservancy, L.I. Chapter. A graduate of Middlebury College and holder of a master's degree in Humanities, he has also been awarded four honorary doctorates. He also served as an Associate Dean of Arts and Sciences at Hofstra University. In 1983, he founded with others the Interfaith Nutrition Network, shelters and kitchens for the homeless and hungry on Long Island.

         Walter D'Alessio, Trustee. Mr. D'Alessio was first elected a Trustee on August 22, 1996. He has served as President and Chief Executive Officer of Legg Mason Real Estate Services, Inc., a mortgage banking firm headquartered in Philadelphia, Pennsylvania since 1982. Previously, Mr. D'Alessio served as Executive Vice President of the Philadelphia Industrial Development Corporation and Executive Director of the Philadelphia Redevelopment Authority. He also serves on the Board of Directors of PECO Energy Company, Pennsylvania Blue Shield and Independence Blue Cross, Philadelphia Beltline Railroad, the Philadelphia Private Industry Council and the Greater Philadelphia Chamber of Commerce.

         Warren V. Musser, Trustee. Mr. Musser was first elected a Trustee on August 22, 1996. He has served as Chairman and Chief Executive Officer of SSI since 1953. Mr. Musser also serves as the Chairman of the Board of Directors of Cambridge Technology Partners (Massachusetts), Inc. and CompuCom Systems, Inc. He is also a Director of DocuCorp International, Inc. and Sanchez Computer Associates, Inc. Mr. Musser also serves on a variety of civic, educational, and charitable Boards of Directors and serves as Vice President/Development, Cradle of Liberty Council, Boy Scouts of America, vice chairman of the Eastern Technology Council and Chairman of the Pennsylvania Partnership on Economic Education.

         Charles P. Pizzi, Trustee. Mr. Pizzi was first elected a Trustee on August 22, 1996. Mr. Pizzi has served as President of the Greater Philadelphia Chamber of Commerce since 1989. Mr. Pizzi is a director of Vestaur Securities, Inc. and serves on a variety of civic, educational and charitable Boards of Directors, including Drexel University, Private Industry Council, Highmark, Inc., Independence Blue Cross, Opera Company of Philadelphia, Pennsylvania Academy of the Fine Arts, Philadelphia Convention & Visitors Bureau, Philadelphia Industrial Development Corporation and United Way of Southeastern Pennsylvania. Mr. Pizzi also serves on the Board of Advisors at Day & Zimmerman.

         Matthew J. Lustig, Trustee. Mr Lustig is a Managing Director of Lazard Freres & Co. LLC, responsible for its real estate investment banking and strategic advisory activities. He is also a member of Lazard's Banking Committee. Mr. Lustig has been involved in numerous strategic business combinations and public and private capital raising activities for clients of Lazard Freres & Co. LLC. Prior to joining Lazard in 1989, Mr. Lustig was a First Vice President in the Real Estate Group at Drexel Burnham Lambert. He was previously a lending officer with Chase Manhattan Bank, specializing in construction and real estate finance. Mr. Lustig received his B.S. from the School of Foreign Service at Georgetown University. He is also a member of the Real Estate Board of New York and the ULI.

         Messrs. Nichols, Musser and D'Alessio were initially elected to the Board of Trustees as nominees of SSI and TNC in connection with the Company's acquisition of properties from SSI and TNC in August 1996, and Mr. Pizzi was initially elected to the Board of Trustees as the joint nominee of SSI, TNC and the Company in connection with such transaction. Mr. Lustig was initially elected to the Board of Trustees on April 12, 1999 by the Board to replace the position held by Murry N. Gunty. Mr. Gunty was initially elected to the Board in September 1998 in connection with the Company's acquisition of properties from affiliates of LF Strategic Realty Investors L.P. ("LFSRI") in September 1998. LFSRI has a contractual right to designate a nominee to serve on the Board, and the Company has agreed to use reasonable efforts to cause the nominee to be elected to the Board. Mr. Axinn was initially elected to the Board of Trustees in October 1998 in connection with the Company's acquisition of properties from Mr. Axinn and affiliates.

Committees of the Board of Trustees

         Audit Committee. The audit committee of the Board of Trustees (the "Audit Committee") currently consists of Messrs. D'Alessio, Pizzi and Axinn, none of whom is an employee of the Company. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

         Compensation Committee. The compensation committee of the Board of Trustees (the "Compensation Committee") currently consists of Messrs. D'Alessio and Pizzi, neither of whom is an employee of the Company. Mr. Gunty served as a member of the Compensation Committee while a member of the Board, commencing in March 1999. The Compensation Committee is authorized to determine compensation for the Company's executive officers, although formal action on compensation matters during 1998 was taken by the full Board (with interested members of the Board abstaining).

         Executive Committee. The executive committee of the Board of Trustees (the "Executive Committee") currently consists of Messrs. Nichols, Musser, Sweeney and D'Alessio. The Executive Committee has been delegated all powers of the Board of Trustees except the power to: (i) declare dividends on shares of beneficial interest; (ii) issue shares of beneficial interest (other than as permitted by the By-Laws as in effect from time to time); (iii) recommend to shareholders any action that requires shareholder approval; (iv) amend the Bylaws of the Company; and (v) approve any merger or share exchange which does not require shareholder approval.

Meetings of Trustees

         The Trustees held seven meetings in 1998. Each incumbent Trustee who served on the Board in 1998 (other than Mr. Musser) attended at least 75% of the meetings of the Board of Trustees and meetings held by all committees on which such Trustee served. Mr. Musser attended four of the seven meetings of the Board of Trustees in 1998. One meeting of the Audit Committee was held in 1998, and another meeting was held in 1999, to discuss the 1998 audit with Arthur Andersen LLP, the Company's independent public accountants. Three meetings of the Compensation Committee were held in 1998 to discuss compensation of the Company's executive officers.

Compensation of Trustees

         During 1998, the Company paid its Trustees who are not officers of the Company fees for their services as Trustees. These non-employee Trustees received annual compensation of $20,000 (of which one-half was paid in Common Shares and one-half was paid in cash) and a fee of $1,000 for attendance at each meeting of the Board of Trustees and $500 for participation in each meeting of a committee of the Board of Trustees. Trustees who are employees of the Company receive no separate compensation for services as a trustee or committee member.

Company Officers and Significant Employees

         The following are biographical summaries of the officers and significant employees of the Company who are not Trustees of the Company:

         Jeffrey F. Rogatz, Senior Vice President and Chief Financial Officer. Mr. Rogatz became Senior Vice President and Chief Financial Officer of the Company on January 19, 1999. Mr. Rogatz was employed for over 11 years as an investment banker with Legg Mason Wood Walker, Inc. ("Legg Mason") and most recently served as a managing director in the corporate finance group. Mr. Rogatz served as the lead investment banker from Legg Mason in advising the Company on capital markets transactions, including seven public offerings which raised in excess of $650 million. Mr. Rogatz is a member of NAREIT, the International Council of Shopping Centers and the ULI, and currently serves on the Board of Governors at Goodwill Industries of the Chesapeake.

         Anthony S. Rimikis, Senior Vice President--Development & Construction. Mr. Rimikis became an executive of the Company on October 13, 1997. From January 1994 until October 1997, Mr. Rimikis served as Vice President of Emmes Realty Services, Inc., a New York based real estate services company where he managed the company's construction and development activities in New Jersey and Maryland. Prior to joining Emmes, he served as Vice President of Development for DKM Properties Corp. from 1988 to 1994. Mr. Rimikis is a certified Commercial Investment Member of the Realtors National Marketing Institute.

         John M. Adderly, Jr., Senior Vice President--Operations. Mr. Adderly has served as an officer of the Company since January 1995. Mr. Adderly was employed by the Rodin Group, a Philadelphia-based real estate development, management and brokerage firm from 1982 until 1995, where he served as Vice President and Chief Financial Officer from 1986 until 1995, and as Corporate Controller from 1982 until 1986. Mr. Adderly serves on the Jefferson Bank Advisory Council and is a member of the Board of Directors of Businesses Committed to Burlington County and a member of the Board of NAIOP (New Jersey Chapter).

         Anthony A. Nichols, Jr., Vice President--Operations. Mr. Nichols became an officer of the Company on August 22, 1996. Previously Mr. Nichols was employed at TNC, which he joined in 1989 as a marketing representative. In 1992 Mr. Nichols became an Assistant Vice President--Property Management of TNC and in 1995 he became Vice President--Marketing. Mr. Nichols is a member of the Board of Directors for the Eastern Pennsylvania Region of the NAIOP. Mr. Nichols is the son of Anthony A. Nichols, Sr., the Company's Chairman of the Board.

         H. Jeffrey DeVuono, Vice President--Operations. Mr. DeVuono became an officer of the Company on January 15, 1997. From January 1993 until January 1997, he was employed in several capacities by LCOR, Incorporated, a real estate development firm.

         Brad A. Molotsky, General Counsel and Secretary. Mr. Molotsky became General Counsel of the Company on October 27, 1997 and Secretary of the Company on November 18, 1997. Prior to joining the Company he was an associate at Pepper Hamilton LLP, Philadelphia, Pennsylvania where he had practiced law since September 1989. Mr. Molotsky is a member of NAIOP, NAREIT, the American Society of Corporate Secretaries, the American Bar Association, the New Jersey Bar Association and the Pennsylvania Bar Association. He also serves on the Board of Directors of Philadelphia Volunteer Lawyers for the Arts, Triple Threat Productions, Inc. and Businesses Committed to Burlington County.

         Barbara L. Yamarick, Vice President. Ms. Yamarick joined the Company on October 20, 1997. Prior to joining the Company she was a Regional Vice President of Premisys Real Estate Services, Inc., a subsidiary of Prudential Insurance Company engaged in the management and leasing of real estate, which she joined in 1991.

         Mark W. Hamer, Vice President--Operations. Mr. Hamer became an officer of the Company on October 6, 1998. Prior to joining the Company, he was President and Chief Operating Officer of Donald E. Axinn Companies, developers of office and industrial parks throughout the New York metropolitan area. Mr. Hamer also serves as a trustee of the Nature Conservancy--Long Island Chapter.

         George D. Sowa, Vice President--Operations. Mr. Sowa became an officer of the Company on April 13, 1998. Mr. Sowa was employed by Keating Development Company from 1997 to 1998 as a Development Manager where he was responsible for development and financing activities. Mr. Sowa was employed by LCOR, Incorporated as Director of Development/Operations from 1989 to 1997. At LCOR, Mr. Sowa was responsible for development, leasing and operations of LCOR's Central New Jersey office retail portfolio. Mr. Sowa is a member of the Society of College and University Planners, NAIOP and the Middlesex Somerset Mercer
(MSM) Regional Council.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, Trustees and persons who own more than 10% of the Common Shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Trustees and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Annual Statements of Beneficial Ownership of Securities on Form 5 were required to be filed, the Company believes that during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, Trustees and greater than 10% shareholders were complied with.

Cash and Non-Cash Compensation Paid to Executive Officers

         The following table sets forth certain information concerning the compensation paid for the years ended December 31, 1998, 1997 and 1996: (i) to the Company's President and Chief Executive Officer and (ii) to each of the four other most highly compensated executive officers (the "Named Executive Officers") of the Company having a combined salary and bonus during the year ended December 31, 1998 exceeding $100,000.


                           Summary Compensation Table


                                               Annual Compensation                    Long-Term Compensation
                                        -----------------------------------  -----------------------------------------
                                                                                 Restricted         Securities
                                                                                   Share            Underlying
Name and Principal Position             Year        Salary         Bonus(4)       Awards(9)      Options/SARs(#)(10)
---------------------------             ----        ------         -----          ------         ---------------
Anthony A. Nichols, Sr.                 1998        $250,000      $228,313(5)     $4,000,000          678,958
Chairman of the Board                   1997        $200,000      $250,000               ---              ---
                                        1996(1)     $ 49,000       $30,000               ---           40,000

Gerard H. Sweeney                       1998        $300,000      $273,976(6)     $6,000,000        1,018,489
President and Chief Executive Officer   1997        $200,000      $250,000               ---              ---
                                        1996        $134,000       $30,000               ---          100,000

John M. Adderly, Jr.                    1998        $125,000      $ 65,000(7)     $  533,000           90,644
Senior Vice President - Operations      1997        $102,885      $ 35,000               ---              ---
                                        1996        $ 66,100      $ 15,000               ---           10,000

Anthony S. Rimikis                      1998        $100,000      $ 50,000(8)            ---           25,000
Senior Vice President -                 1997(2)          ---           ---               ---              ---
  Development & Construction            1996             ---           ---               ---              ---

Mark S. Kripke                          1998        $150,000      $    ---        $  133,400           22,609
Chief Financial Officer                 1997(3)     $ 98,654      $ 40,000               ---              ---
                                        1996             ---           ---               ---              ---

 (1) Mr. Nichols, Sr. became an employee of the Company on August 22, 1996. See "Employment Agreements" below.

 (2) Mr. Rimikis became an employee of the Company on October 13, 1997.

 (3) Mr. Kripke became an employee of the Company on April 7, 1997. Mr. Kripke resigned from his position with the Company effective December 31, 1998.

 (4) 1998 bonus amounts, which were approved by the Board of Trustees in accordance with the Company's executive compensation guidelines, were paid as follows: (i) 25% in Common Shares valued at $17.88 per share (the closing price of a Common Share on December 31, 1998) and (ii) 75%, at the election of the applicable executive officer, in any combination of cash and Common Shares valued at $15.19 per share (85% of the closing price of a Common Share on December 31, 1998). Of the Common Shares elected to be received in satisfaction of the 75% portion of the bonus ("Bonus Shares"), the portion of such Common Shares received as a result of the discounted purchase price is subject to certain transfer restrictions until December 31, 2000. All Common Shares issued to the recipients were acquired by the Company through open market purchases.

 (5) Paid as follows: (a) 25% portion, 2,332 Common Shares and (b) 75% portion $144,928 in cash and 2,745 Bonus Shares. The bonus amount shown above excludes an additional $50,000 bonus awarded in March 1999 on account of 1998 performance.

 (6) Paid as follows: (a) 25% portion, 2,799 Common Shares and (b) 75% portion, $173,901 in cash and 3,294 Bonus Shares. The bonus amount shown above excludes an additional $80,000 bonus awarded in March 1999 on account of 1998 performance.

 (7) Paid as follows: (a) 25% portion, 909 Common Shares and (b) 75% portion, $32,500 in cash and 1,070 Bonus Shares.

 (8) Paid as follows: (a) 25% portion, 699 Common Shares and (b) 75% portion, 2,469 Bonus Shares.

 (9) The number of restricted shares awarded to each of the executives was equal to the dollar value specified above divided by the closing price of the Common Shares on January 2, 1998 ($25.25).

(10) The options awarded in 1996 are evidenced by certificates denominated as "warrants" and were vested and exercisable on the date of grant. The options awarded in 1998 vest ratably over five years.

Stock Options Granted to Executive Officers During Last Fiscal Year

         Summarized in the following table is information concerning options awarded to the President and Chief Executive Officer and each of the other Named Executive Officers of the Company for the year ended December 31, 1998.

                     Options/SAR Grants in Last Fiscal Year

                                      Number of         % of Total
                                    Common Shares      Options/SARs
                                      Underlying        Granted to                                    Grant Date
                                    Option Granted     Employees in       Exercise     Expiration       Present
Name                                   (#) (1)          Fiscal Year     Price ($/sh)      Date        Value ($)(2)
----                                   -------          -----------     ------------      ----        ------------
Anthony A. Nichols, Sr.                 197,923                         $  25.25         1/2/08       $  526,673
Chairman of the Board                   231,597                         $  27.78         1/2/08       $  495,618
                                        249,438            33.2%        $  29.04         1/2/08       $  483,411

Gerard H. Sweeney                       296,736                         $  25.25         1/2/08       $  789,318
President and Chief Executive           347,222                         $  27.78         1/2/08       $  743,055
Officer                                 374,531            49.8%        $  29.04         1/2/08       $  725,841

John M. Adderly, Jr.                     26,409                         $  25.25         1/2/08        $  70,274
Senior Vice President - Operations       30,902                         $  27.78         1/2/08        $  66,130
                                         33,333             4.4%        $  29.04         1/2/08        $  64,599

Anthony S. Rimikis                       12,500                         $  27.78         1/2/08        $  26,750
Senior Vice President -                  12,500             1.2%        $  29.04         1/2/08        $  24,225
  Development & Construction

Mark S. Kripke                            6,587                         $  25.25         1/2/08        $  17,528
Chief Financial Officer(3)                7,708                         $  27.78         1/2/08        $  16,495
                                          8,314             1.1%        $  29.04         1/2/08        $  16,113


(1) Options vest ratably over five years, subject to acceleration of vesting under certain circumstances, such as upon a change in control of the Company. Upon a change of control, unexercised options convert to 79,208, 118,812 and 10,575 Common Shares for Mr. Nichols, Mr. Sweeney and Mr. Adderly, respectively. The number of Common Shares issuable upon a change of control is subject to a proportional reduction in the event of any prior option exercise.

(2) The grant date present values for the options are determined using the Black-Scholes option pricing model. The assumptions used in calculating the Black-Scholes present values for the option grants were as follows: (a) a risk-free interest rate of 5.81% (based on the yield on a U.S. Treasury security with a maturity of 10 years (the life of the option)); (b) a dividend yield of 6.785%; (c) volatility of the Common Shares of 18.7% (based on the daily Common Share price for one year prior to the option grant); and (d) an option term of ten years. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The amount realized from an employee stock option ultimately depends on the market value of the Common Shares on the date of exercise.

(3) Mr. Kripke's options terminated by their terms on March 31, 1999, the ninetieth day following termination of his employment.

         With respect to the options granted to John M. Adderly, Jr., 72,933 of such options will qualify as performance-based compensation under Section 162(m) of the Code since the shares subject to these options have previously been approved for awards by the Company's shareholders. The balance of the options granted to Mr. Adderly will not qualify as performance-based compensation under
Section 162(m).

         With respect to the options granted to Anthony A. Nichols, Sr. and Gerard H. Sweeney, none of such options will qualify as performance-based compensation under Section 162(m) of the Code, and the taxable income recognized in any year with respect to these awards will count toward the $1.0 million limit on compensation deductible by the Company for compensation to each of Mr. Nichols, Sr. and Sweeney for such year.

Stock Options Held by Executive Officers at December 31, 1998

         The following table sets forth certain information regarding options for the purchase of Common Shares that were held by: (a) the Company's President and Chief Executive Officer and (b) each of the other Named Executive Officers of the Company at December 31, 1998. No options for the purchase of Common Shares were exercised by such persons during the fiscal year ended December 31, 1998.

              Aggregated Options/SAR Exercises in Last Fiscal Year
                      And Fiscal Year End Option/SAR Values

                                                                                  Number of
                                                                                  Securities             Value of
                                                                                  Underlying         Unexercised In-
                                                                                  Unexercised           the-Money
                                                Shares                           Options/SAR at       Options at FY
                                               Acquired                             FY-End(#)             End ($)
                                              on Exercise      Value              Exercisable/         Exercisable/
              Name                                (#)        Realized($)         Unexercisable        Unexercisable
------------------------------------------    -----------    -----------         ---------------      ---------------
Anthony A. Nichols, Sr.
Chairman of the Board                            N/A             N/A              124,870 / 594,088           $0 / $0

Gerard H. Sweeney
President and Chief Executive Officer            N/A             N/A              273,978 / 891,178     $274,364 / $0

John M. Adderly, Jr.
Senior Vice President - Operations               N/A             N/A               28,129 / 100,644           $0 / $0

Anthony S. Rimikis
Senior Vice President -                          N/A             N/A                 5,000 / 20,000           $0 / $0
  Development & Construction

Mark S. Kripke
Chief Financial Officer                          N/A             N/A                 4,522 / 18,087           $0 / $0




Employment Agreements

         On January 2, 1998, each of Messrs. Nichols, Sr. and Sweeney entered into a five-year employment agreement with the Company. In December 1998, the Company extended the term of each such agreement for an additional one year. The employment agreements established annual base salaries for each of Messrs. Nichols, Sr. and Sweeney of $250,000 and $300,000, respectively, which compensation may be increased by the Board of Trustees in its discretion. The employment agreements include a provision entitling the applicable executive to a payment equal to three times the sum of his annual salary and bonus: (i) upon termination of the executive's employment without cause, (ii) upon resignation by the executive "for good reason" or (iii) upon his death. Resignation by the executive within six months following a reduction in the executive's salary, an adverse change in his status or responsibilities, certain changes in the location of the Company's headquarters or a change in control of the Company would each constitute a resignation "for good reason."

Severance Agreements

         On December 17, 1998, each of John M. Adderly, Jr. and Anthony S. Rimikis entered into severance agreements with the Company. These agreements provide that, if such executive's employment is terminated (or constructively terminated) within one year following the effective date of a change of control of the Company, such executive will be entitled to salary continuation for a period of one and a half years, with respect to Mr. Adderly, and one year, with respect to Mr. Rimikis, from the effective date of such executive's termination. The Company has entered into a similar agreement with Jeffrey F. Rogatz, who became a Senior Vice President and Chief Financial Officer of the Company in January 1999, and has entered into similar agreements with five other non-executive officers of the Company.

401(k) Plan

         The Company maintains a Section 401(k) and Profit Sharing Plan (the "401(k) Plan") covering its eligible employees and other designated affiliates. The 401(k) Plan permits eligible employees to defer up to a designated percentage of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees' elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. The Company reserves the right to make matching contributions or discretionary profit sharing contributions. The 401(k) Plan is designed to qualify under Section 401 of the Code so that contributions by employees or the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by them when made.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Trustees is currently comprised of Charles P. Pizzi and Walter D'Alessio. Murry N. Gunty served as a member of the Compensation Committee while a member of the Board, commencing in March 1999. No executive officer of the Company serves on the Compensation Committee.

         Walter D'Alessio, a member of the Company's Board of Trustees and Compensation Committee, is President of Legg Mason Real Estate Services, Inc., a mortgage banking firm and a subsidiary of Legg Mason, Inc. Legg Mason, Inc. is the parent of Legg Mason Wood Walker, Incorporated, which was an underwriter in three of the four public offerings of Common Shares consummated by the Company between January 1, 1998 and the date of this Proxy Statement.

         On December 31, 1997, the Company acquired an office property in Valley Forge, Montgomery County, Pennsylvania (the "PECO Building") from PECO Energy Company for a purchase price of $9.5 million. Mr. D'Alessio is a director of PECO Energy Company. A committee of the Board of Trustees, of which Mr. D'Alessio was not a participant, made the decision to purchase the PECO Building and negotiated the terms of the transaction.

         On September 28, 1998, the Company consummated a transaction (the "Lazard Transaction") in which it acquired a portfolio of 67 office, industrial and mixed use properties from affiliates of LFSRI. Murry N. Gunty, then one of the principals of Lazard Freres Real Estate Investors LLC ("LFREI"), the general partner of LFSRI, became a member of the Board of Trustees on September 28, 1998. Mr. Gunty's employment with LFREI terminated in April 1999, and Mr. Lustig was elected by the Board to replace the position held by Mr. Gunty. In connection with the Lazard Transaction, the Company agreed to acquire an additional office property known as 8260 Greensboro Drive, McLean, Virginia for $20.0 million payable through the issuance of Series B Preferred Units of Brandywine Operating Partnership, L.P. (the "Operating Partnership"). In connection with the Lazard Transaction, the Company also obtained an option to acquire an office property known as 1676 International Drive, McLean, Virginia for $68 million in cash. In the Lazard Transaction, an LFSRI affiliate acquired Series B Preferred Units having a stated value of $3.0 million in exchange for a $3.0 million promissory note that bears interest at 7.25% and matures on September 30, 1999.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information as of March 15, 1999 (except as indicated in Note 3) regarding the beneficial ownership of Common Shares (and Common Shares for which Class A Units of the Operating Partnership may be exchanged) by each Trustee, by each executive officer, by all Trustees and executive officers as a group, and by each person known to the Company to be the beneficial owner of 5% or more of the outstanding Common Shares. Except as indicted below, to the Company's knowledge, all of such Common Shares are owned directly, and the indicated person has sole voting and investment power.


                                                                                Number of
                                                                                 Common           Percentage of
Name and Business Address of Beneficial Owner (1)                                Shares         Common Shares (2)
-------------------------------------------------                                -------        -----------------
Morgan Stanley Dean Witter & Co. (3)                                            2,478,755                   6.5%
Matthew J. Lustig (4)                                                           1,339,285                   3.4%
Gerard H. Sweeney (5)                                                             633,840                   1.6%
Anthony A. Nichols, Sr. (6)                                                       505,978                   1.3%
Donald E. Axinn (7)                                                               101,000                      *
John M. Adderly, Jr. (8)                                                           66,618                      *
Mark S. Kripke (9)                                                                  1,500                      *
Anthony S. Rimikis (10)                                                            11,507                      *
Warren V. Musser (11)                                                               5,545                      *
Walter D'Alessio (12)                                                                 972                      *
Charles P. Pizzi (13)                                                                 672                      *
All Trustees and Executive Officers as a Group (10 persons) (14)                2,666,214                   6.7%


*Less than one percent.

(1) Unless indicated otherwise, the business address of each person listed is 14 Campus Boulevard, Suite 100, Newtown Square, Pennsylvania 19073.

(2) Assumes that all Class A Units eligible for redemption held by each named person or entity are redeemed for Common Shares. The total number of Common Shares outstanding used in calculating the percentage of Common Shares assumes that none of the Class A Units eligible for redemption held by other named persons or entities are redeemed for Common Shares.

(3) Based on a Schedule 13G dated February 9, 1998, and filed for the year ended December 31, 1998. Morgan Stanley Dean Witter & Co. has a business address at 1585 Broadway, New York, New York 10036. Accounts managed by Morgan Stanley Dean Witter & Co. have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, certain of such Common Shares.

(4) Represents Common Shares issuable upon conversion, at $28.00 per Common Share, of 750,000 issued and outstanding Series A Preferred Shares having an aggregate stated value of $37.5 million which are held by Prometheus AAPT Holdings, L.L.C ("Prometheus"). Excludes an aggregate of 3,482,142 Common Shares issuable upon redemption of Class A Units (issuable upon redemption or conversion of Series B Preferred Units held by entities controlled by LFREI) which are generally not subject to redemption until September 28, 1999. Mr. Lustig is a Managing Director of Lazard Freres & Co. LLC, which indirectly controls Prometheus. Mr. Lustig disclaims beneficial ownership of all such Common Shares, except to the extent of his pecuniary interest, if any, in such Common Shares. Mr. Lustig has a business address at 30 Rockefeller Plaza, 63rd Floor, New York, New York 10020.

 (5) Includes (a) 283,477 Common Shares and (b) 350,363 Common Shares issuable upon the exercise of options and warrants that are currently exercisable or that become exercisable within 60 days of March 15, 1999.

 (6) Includes (a) 269,596 Common Shares, (b) 192,564 Common Shares issuable upon exercise of options and warrants that are currently exercisable or that become exercisable within 60 days of March 15, 1999, and (c) 43,818 Common Shares issuable upon conversion of Class A Units beneficially owned by TNC or issuable to TNC on or before September 1, 1999. Mr. Nichols shares investment and voting power over the Common Shares beneficially owned by TNC.

 (7) Includes (a) 1,000 Common Shares and (b) 100,000 Common shares issuable upon the exercise of options that are currently exercisable. Excludes an aggregate of 928,651 Common Shares issuable upon redemption of Class A Units which are generally not subject to redemption until October 6, 1999. Mr. Axinn has a business address at 131 Jericho Turnpike, Jericho, NY 11743.

 (8) Includes (a) 38,490 Common Shares and (b) 28,128 Common Shares issuable upon the exercise of options and warrants that are currently exercisable or that become exercisable within 60 days of March 15, 1999.

 (9) Excludes 4,521 Common Shares that were issuable upon exercise of options that terminated on March 31, 1999. Mr. Kripke resigned from his position within the Company effective December 31, 1998.

(10) Includes (a) 6,507 Common Shares and (b) 5,000 Common Shares issuable upon the exercise of options that become exercisable within 60 days of March 15, 1999.

(11) Mr. Musser has a business address at 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.

(12) Mr. D'Alessio has a business address at 1735 Market Street, Philadelphia, Pennsylvania 19103.

(13) Mr. Pizzi has a business address at 200 South Broad, Philadelphia, Pennsylvania 19103

(14) Includes 1,339,285 Common Shares beneficially owned by Prometheus.


Certain Relationships and Related Transactions

August 22, 1996 Transaction

         On August 22, 1996, the Company consummated a transaction (the "SSI/TNC Transaction") in which the Company acquired, through the Operating Partnership, substantially all of the real estate holdings of SSI and SSI's real estate affiliate, TNC, then a private real estate development and management services company. The then President of TNC, Anthony A. Nichols, Sr. and the Chairman and Chief Executive Officer of SSI, Warren V. Musser, became members of the Board of Trustees on August 22, 1996. In addition to the 495,837 Units issued by the Operating Partnership to SSI, TNC and the other persons that became limited partners in the Operating Partnership as part of the SSI/TNC Transaction (collectively, the "Original Limited Partners") on August 22, 1996, the Operating Partnership will be required to issue to certain of the Original Limited Partners 44,322 Units by September 1, 1999 to acquire residual interests retained by them in certain of the Properties contributed to the Operating Partnership on August 22, 1996. The Partnership Agreement of the Operating Partnership gives the Original Limited Partners the right to cause the Company to redeem their Class A Units for cash, at a per Class A Unit price based on the average closing price of the Common Shares for the five consecutive trading days prior to such determination (or, at the option of the Company, Common Shares on a one Common Share per Unit basis, subject to customary antidilution adjustments).

Option Properties

         At the closing of the SSI/TNC Transaction, the Operating Partnership acquired an option from an affiliate of TNC entitling it to acquire, in the Operating Partnership's discretion, four properties containing an aggregate of approximately 159,000 net rentable square feet (collectively, the "Option Properties") at any time during the two-year period ending August 22, 1998 (subject to two extensions of one year each). The Operating Partnership exercised the first of the two extensions resulting in a one year extension to August 22, 1999. The parties have agreed that the purchase price payable by the Operating Partnership upon exercise of its option will consist of $10.00 in excess of the mortgage debt encumbering the Option Properties at the time of exercise (which as of December 31, 1998 aggregated $21.2 million). Exercise of the option is subject to a right of first refusal in favor of, and the consent of, the holder of the mortgage encumbering the Option Properties. There can be no assurance that the Company will exercise its option or that the holder of such mortgage will consent to the exercise of the option.

Environmental Indemnity

         SSI has agreed to indemnify the Operating Partnership against the cost of remediation that may be required to be undertaken on account of certain environmental conditions at one of the properties acquired in the SSI/TNC Transaction subject to an aggregate maximum liability of approximately $2.0 million. The term of the SSI indemnity agreement expires on August 22, 2001.

Repayment of Certain Obligations

         On August 21, 1997, the Company paid an aggregate of approximately $594,384 (the "Payment Amount") to satisfy obligations of TNC (a company controlled by Mr. Nichols, Sr.) on account of brokerage commissions and tenant improvements. In exchange for the payment, TNC transferred to the Company 28,994 Class A Units. The number of Class A Units transferred to the Company equaled the Payment Amount divided by the then market value of the number of Common Shares into which such transferred Class A Units were then redeemable.

Involvement of Legg Mason

         Walter D'Alessio, a member of the Company's Board of Trustees and Compensation Committee, is President of Legg Mason Real Estate Services, Inc., a mortgage banking firm and a subsidiary of Legg Mason, Inc. Legg Mason, Inc. is the parent of Legg Mason Wood Walker, Incorporated, which was an underwriter in three of the four public offerings of Common Shares consummated by the Company between January 1, 1998 and the date of this Proxy Statement.

Interests in Sellers

         On March 7, 1997, the Company acquired a 6.763 acre parcel of undeveloped land located in Horsham Township, Montgomery County, Pennsylvania for approximately $1.0 million. The seller was Horsham Valley, Inc. The purchase price was paid through a combination of approximately $645,000 in cash and a non-interest bearing promissory note for $369,166 that was paid on February 27, 1998. The purchase price for the property was determined by negotiation between the Company and the seller. Mr. Nichols, Sr., the Company's Chairman, holds an approximately 25% interest in the seller.

         On December 17, 1997, the Company acquired an office property in Valley Forge, Montgomery County, Pennsylvania (the "PECO Building") from PECO Energy Company for a purchase price of $9.5 million. Mr. D'Alessio is a director of PECO Energy Company. A committee of the Board of Trustees, of which Mr. D'Alessio was not a participant, made the decision to purchase the PECO Building and negotiated the terms of the transaction.

         On July 29, 1998, the Company acquired approximately 23 acres of undeveloped land in Horsham Township, Montgomery County, Pennsylvania for approximately $3.5 million. The seller was LC/N Keith Valley Partnership II. The purchase price was paid in cash. The purchase price for the property was determined by negotiation between the Company and the seller. Mr. Nichols, Sr., the Company's Chairman, holds an approximately 25% interest in the seller.

Lazard Transaction

         On September 28, 1998, the Company consummated the Lazard Transaction in which it acquired a portfolio of 67 office, industrial and mixed use properties from LFSRI and its affiliates. Murry N. Gunty, then one of the principals of LFREI, the general partner of LFSRI, became a member of the Board of Trustees on September 28, 1998. Mr. Gunty's employment with LFREI terminated in April 1999, and Mr. Lustig was elected by the Board to replace the position held by Mr. Gunty. In connection with the Lazard Transaction, the Company agreed to acquire an additional office property known as 8260 Greensboro Drive, McLean, Virginia for $20.0 million payable through the issuance of Series B Preferred Units of the Operating Partnership. In connection with the Lazard Transaction, the Company also obtained an option to acquire an office property known as 1676 International Drive, McLean, Virginia for $68 million in cash. In the Lazard Transaction, an LFSRI affiliate acquired Series B Preferred Units having a stated value of $3.0 million in exchange for a $3.0 million promissory note that bears interest at 7.25% and matures on September 30, 1999.

Axinn Transaction

         On October 6, 1998, the Company consummated a transaction (the "Axinn Transaction") in which it acquired a portfolio of 22 office and industrial properties from the Donald E. Axinn Companies and affiliates. Mr. Axinn became a member of the Board of Trustees on October 6, 1998. In connection with the Axinn Transaction, the Company agreed to acquire an additional six office properties containing an aggregate of approximately 983,053 net rentable square feet for an aggregate purchase price of $63.1 million, upon satisfaction of certain conditions. On December 28, 1998, the Company acquired one of these properties, known as 3 Paragon Drive, Montvale, New Jersey, for $11.0 million in cash.

Share Purchase Loans

         On October 20, 1998, following Board authorization of Company loans aggregating up to $5.0 million to enable employees of the Company to purchase Common Shares on the open market, the Company loaned executive officers an aggregate of $1,399,792, as follows: Mr. Nichols, Sr. ($499,995), Mr. Sweeney ($599,786), Mr. Adderly ($250,006), and Mr. Rimikis ($50,005). Proceeds of these loans were used to enable these executive officers to purchase Common Shares. The loans have a five-year term, are full recourse and are secured by the Common Shares purchased. Interest accrues on the loans at the lower of the interest rate borne on borrowings under the Company's revolving credit facility (6.49% as of February 16, 1999) and a rate based on the dividend payments on the Common Shares (8.6 % based on the $0.39 fourth quarter 1998 dividend) and is payable quarterly. The principal of the loans is payable at the earlier of October 20, 2001 and 90 days following termination of the applicable executive's employment with the Company. In connection with the hiring by the Company of Mr. Rogatz as Senior Vice President and Chief Financial Officer of the Company, the Company agreed to loan Mr. Rogatz up to $200,000 to acquire Common Shares on the same terms as the foregoing loans. In January 1999, the Operating Partnership agreed to loan executive officers of the Company an aggregate of $81,107, as follows:
Mr. Nichols, Sr. ($26,897), Mr. Sweeney ($32,276), Mr. Adderly ($11,521) and Mr.
Rimikis ($10,413). Proceeds of these loans funded tax withholding payments due in connection with certain year-end bonuses. These loans mature on December 31, 1999, are full recourse and accrue interest at the short-term applicable federal rate as of January 1, 1999 (4.5%).

Share Performance Graph

         The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total shareholder return on the Common Shares with the cumulative total shareholder return of (i) a broad equity index and
(ii) a published industry or peer group index. The following chart compares the cumulative total shareholder return for the Common Shares with the cumulative shareholder return of companies on (i) the S&P 500 Index and (ii) the NAREIT ALL-REIT Total Return Index as provided by NAREIT for the period beginning December 31, 1993 and ending December 31, 1998.

                  COMPARISON OF CUMULATIVE SHAREHOLDERS' RETURN
              The Company, S&P 500 Index and NAREIT All-REIT Index








                             Dec. 93     Dec. 94     Dec. 95     Dec. 96      Dec. 97     Dec. 98
The Company                  100.00      260.84      288.78      558.79       768.76      588.65
S&P 500 Index                100.00      101.32      139.40      171.40       228.59      293.91
NAREIT All-REIT Index        100.00      100.81      119.27      161.91       192.44      156.22

Report of Non-Employee Trustees on Executive Compensation

         The Compensation Committee's compensation policies with respect to the Company's executive officers are based on the principles that compensation should, to a significant extent, be reflective of the financial performance of the Company, and that a significant portion of executive officers' compensation should provide long-term incentives. The Compensation Committee seeks to set executive compensation at levels that are sufficiently competitive so that the Company may attract, retain and motivate high quality executives to contribute to the Company's financial success. In establishing overall compensation for executive officers, the Committee considers the Company's financial performance and industry position, industry data generally and the recommendations of third-party consultants. The President and Chief Executive Officer of the Company establishes the base salaries for executives of the Company other than for the Chairman of the Board and himself. The Committee exercises judgment and discretion in the information it analyzes and considers. All actions taken by the Compensation Committee relating to 1998 compensation were ratified and approved by the entire Board (with interested members abstaining).

         At meetings held on June 30, 1998, December 17, 1998 and December 22, 1998, the Compensation Committee met to discuss compensation of the President and Chief Executive Officer and the Chairman of the Board. At these meetings, the Compensation Committee reviewed a third party report on executive compensation. The Compensation Committee adopted guidelines for determining 1998 year-end bonuses to the President and Chief Executive Officer, the Chairman of the Board and other senior executives of the Company. Specifically, the guidelines established targeted bonus amounts. The 1998 targeted bonus amounts were 80% of base salary, in the case of the Chairman of the Board and the President and Chief Executive Officer, 70% of base salary, in the case of the Chief Financial Officer, and 50% of base salary for other Company executives. The guidelines provided that the actual 1998 bonus amounts would be based on a combination of Company performance measures and, in the case of executives other than the Chairman of the Board and President and Chief Executive Officer, divisional performance measures. In the case of the Chairman of the Board and the President and Chief Executive Officer, these measures and their weightings for 1998 were: total shareholder return relative to a peer group of companies (40%), growth in per share funds from operations relative to a targeted level (30%) and acquisition and development activity relative to a targeted level (30%). The 1998 unweighted achievements relative to the target levels or peer group, as applicable, for these two executives were: total shareholder return (62.9%), growth in per share funds from operations (163.6%) and acquisition and development activity (133%), representing a total weighted achievement of approximately 114% of the performance measures. In addition, the guidelines allowed for a discretionary bonus award. The guidelines provided that a minimum of 25% of the non-discretionary portion of the year-end bonus for each executive must be taken in Common Shares. Additionally, executives had the ability to take all or a portion of the balance in Common Shares at a 15% discount to the year-end market price of the Common Shares. The Company funded the 1998 Common Share component of the year-end bonuses through open market purchases of Common Shares, not through newly issued Common Shares.

         At the December 17 meeting, the Compensation Committee approved: (i) an extension of the five-year employment agreements of each of Messrs. Nichols, Sr. and Sweeney for an additional year; (ii) a provision covering the excise tax that could be payable by Messrs. Nichols, Sr. and Sweeney upon a change of control of the Company; and (iii) preliminary year-end bonuses for Messrs. Nichols, Sr. and Sweeney and final year-end bonuses for other executives of the Company. At this meeting, the Compensation Committee also approved an amendment to the options awarded in January 1998 to Messrs. Nichols, Sr. and Sweeney as well as to three other officers of the Company. These options, together with "restricted" Common Shares, had been awarded to these executives in recognition of their contribution to the Company. The sole change made by the amendment is that upon a change of control of the Company, the options which are then outstanding convert into a fixed number of Common Shares, adjusted proportionately in the event of any prior option exercises. The equity awards granted to senior executives on January 2, 1998 in the form of "restricted" Common Shares and options was predicated upon a specific dollar amount for each executive. Two-thirds of this dollar amount was allocated to restricted Common Shares, and one-third was allocated to options. The number of Common Shares into which the options convert, assuming no prior exercises, are as follows: Mr. Nichols, Sr. (79,208), Mr. Sweeney (118,812), Mr. Adderly (10,575), Mr. Nichols, Jr. (7,921) and Mr. DeVuono (2,638). The number of shares into which options convert was derived from the value of the options (computed based on a Black Scholes valuation) at their grant date divided by the market price of the Common Shares at the grant date ($25.25).

         At a meeting held on March 5, 1999, the Compensation Committee, following its review of year-end financial results and performance measures of the Company and peer group data, approved the final 1998 bonuses for Messrs. Nichols, Sr. and Sweeney. The final total bonuses awarded to Messrs. Nichols, Sr. and Sweeney were $278,000 and $354,000, respectively. The bonus amounts reflect a total weighted achievement by these executives of approximately 114% of the performance measures or approximately $228,000 and $274,000, respectively. The discretionary portion of these bonuses under the guidelines was $50,000 and $80,000 for Messrs. Nichols and Sweeney, respectively.

         Although the Compensation Committee evaluated possible additional equity awards to management, given that the market price of the Common Shares has been below the per share net asset value of the Company, and taking into account the recommendation of senior management, the Compensation Committee determined not to make any such awards in 1998.

         This report is made by the undersigned Trustees, none of whom is an officer or employee of the Company. This Report constitutes the Report of all such members.

                         Charles P. Pizzi
                         Walter D'Alessio
                         Warren V. Musser
                         Donald E. Axinn


                                OTHER INFORMATION

Independent Public Accountants

         The Trustees have appointed Arthur Andersen LLP to serve as the Company's independent public accountants for 1999 and to audit the Company's financial statements for 1999. The shareholders will not be asked to approve this appointment at the Meeting. A representative of Arthur Andersen LLP will be present at the Meeting, will be available to respond to appropriate questions, and will have an opportunity to make a statement.

Other Business

         The Company knows of no business which will be presented at the Meeting other than as set forth in this Proxy Statement. However, if other matters should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

Expenses of Solicitation

         The expense of solicitation of proxies on behalf of the Trustees, including printing and postage, will be paid by the Company. Request will be made of brokerage houses and other custodians, nominees and fiduciaries to forward the solicitation material, at the expense of the Company, to the beneficial owners of Common Shares held of record by such persons. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by Trustees and officers of the Company. In addition, the Company has employed Beacon Hill Partners, Inc. to solicit proxies for the Meeting. The Company has agreed to pay $3,000, plus out-of-pocket expenses of Beacon Hill Partners, Inc., for these services.

Shareholder Proposals for the 2000 Annual Meeting of Shareholders

         Under the rules and regulations of the Securities and Exchange Commission, proposals by shareholders intended to be presented at the next annual meeting of shareholders of the Company must be received by the Company at its offices at 14 Campus Boulevard, Newtown Square, Pennsylvania 19073 on or before December 17, 1999 to be included in the Company's proxy statement and form of proxy for the Year 2000 annual meeting.

         The execution of a proxy solicited by the Company in connection with its 2000 Annual Meeting of Shareholders shall confer on the designated proxyholder discretionary voting authority to vote on any matter for which the Company has not received notice on or prior to March 2, 2000.

        [   ]

PROPOSAL 1. (Election of Trustees):

FOR all nominees   /X/   WITHHOLD AUTHORITY to vote     /X/   *EXCEPTIONS  /X/
listed below             for all nominees listed below

Nominees: Anthony A. Nichols, Sr., Gerard H. Sweeney, Warren V. Musser, Walter D'Alessio, Charles P. Pizzi, Matthew J. Lustig and Donald E. Axinn (INSTRUCTIONS: To withhold authority to vote for any nominee, mark the
               "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
           --------------------------------------------------------------------










                                                    Change of Address and
                                                    or Comments Mark Here   /X/


                                        Note: Please sign this proxy exactly as
                                        name(s) appear on your stock
                                        certificate. When signing as
                                        attorney-in-fact, executor,
                                        administrator, trustee or guardian,
                                        please add your title as such, and if
                                        signer is a corporation, please sign
                                        with full corporate name by a duly
                                        authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two (2) or more persons, all such persons should sign.

                                        Date:                            , 1999
                                             ----------------------------

                                        ---------------------------------------
                                               Signature of Shareholder

                                        ---------------------------------------
                                               Signature of Shareholder

                                        Votes must be indicated
                                        (x) in Black or Blue ink.  / /

Please date and sign your Proxy on this side and return it promptly.


                            BRANDYWINE REALTY TRUST
               Proxy Solicited On Behalf Of The Board of Trustees

     The undersigned shareholder of Brandywine Realty Trust, a Maryland real estate investment trust (the "Company"), hereby appoints Anthony A. Nichols, Sr. and Gerard H. Sweeney, and each of them acting individually, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Shareholders of Brandywine Realty Trust to be held at 11:00 a.m. on May 18, 1999, and at any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to vote at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

     This Proxy is solicited on behalf of the Board of Trustees. When properly executed, this Proxy will be voted in the manner directed by the undersigned shereholder. If this Proxy is executed but no direction is made, this Proxy will be voted "FOR" the election of the nominees for Trustee listed on the reverse side hereof. This Proxy also delegates discretionary authority with respect to any other business which may properly come before the meeting or any postponement or adjournment thereof.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any Proxy previously submitted with respect to the meeting.



                                        BRANDYWINE REALTY TRUST
                                        P.O. BOX 11354
                                        NEW YORK, N.Y. 10203-0354